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                                                                    EXHIBIT 10.1

                                 VERDISYS, INC.
                              EMPLOYMENT AGREEMENT

                                 DANIEL WILLIAMS
                       PRESIDENT & CHIEF EXECUTIVE OFFICER

This Employment Agreement ("Agreement") is made and effective as of June ___, 2003 by and between Verdisys, Inc. ("Verdisys" or the "Company"), and Mr. Daniel Williams ("Williams") to serve as President and Chief Executive Officer of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. EMPLOYMENT.

Verdisys hereby agrees to employ Dan Williams as its President and Chief Executive Officer. Williams hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Verdisys. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Williams to another office or position, regardless of whether such office or position is inferior to Williams' initial office or position, shall not be a breach of this Agreement.

2. DUTIES.

The duties of Williams shall include the performance of all of the duties typical of the office held by President & CEO as described in the bylaws of the Verdisys and such other duties and projects as may be assigned by a superior officer of Verdisys, if any, or the board of directors of the Company. Williams shall devote his entire productive time, ability and attention to the business of the Verdisys and shall perform all duties in a professional, ethical and businesslike manner. Williams will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of a duly authorized officer of Verdisys.

3. COMPENSATION.

Williams will be paid compensation during this Agreement as follows:

A. A base salary of $170,000 per year during the first twelve months; $190,000 per year during the second twelve months; and $210,000 per year during the third twelve months after the date of this agreement; payable in installments on the 15th and last day of each month according to Verdisys' regular payroll schedule.

B. A Management By Objectives (MBO) plan will be established by the Company, with a bonus of up to $100,000 per year based upon meeting or exceeding objectives.

C. Williams has received stock options under the Company's stock option plan, as approved by the board of directors of the Company. A listing of vested and unvested options, including date of issuance, vesting, term for exercise, and exercise price shall be attached hereto as Exhibit A

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and initialed by both parties. Exhibit A shall be updated upon any additional issuance of options to Williams by the Company.

4. BENEFITS.

A. Holidays. Williams will be entitled to 10 paid holidays each calendar year and 5 personal days. Verdisys will notify Williams on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Verdisys. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Williams is not entitled to any personal holidays during the first six months of employment.

B. Vacation. Williams shall be entitled to 21 days paid vacation each year, accruing if not used to a maximum of 30 days over the period of this contract.

C. Sick Leave. Williams shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Verdisys. Additional sick leave or emergency leave over and above paid leave provided by the Verdisys, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Medical and Group Life Insurance. Verdisys agrees to include Williams in the group medical and hospital plan of Verdisys and to provide term life insurance for Williams at no charge to Williams in the amount of $1,000,000 during this Agreement. Williams shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E. Pension and Profit Sharing Plans. Williams shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Verdisys for the benefit of its officers and/or regular employees.

F. Expense Reimbursement. Williams shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Williams in the performance of Williams' duties. Williams will maintain records and written receipts as required by the Verdisys expense policy and reasonably requested by the board of directors to substantiate such expenses.

5. TERM AND TERMINATION.

A. The Initial Term of this Agreement shall commence on 6/01/03 and it shall continue in effect for a period of 36 months. Thereafter, the Agreement shall be renewed upon the mutual agreement of Williams and Verdisys. This Agreement and Williams' employment may be terminated at Verdisys' discretion without cause during the Initial Term, provided that Verdisys shall pay to Williams an amount equal to payment of Williams base salary rate for the remaining period of Initial Term. In the event this Agreement or Williams' employment is terminated by Verdisys at its discretion without cause at any time during the last year of the Initial Term or after the completion of the Initial Term, Williams shall continue to receive bi-monthly payments equal to the then-annual base salary for a period of twelve months after termination.

C. This Agreement may be terminated by Williams at Williams' discretion by providing at least thirty (30) days prior written notice to Verdisys. In the event of termination by Williams pursuant to this subsection, Verdisys may immediately relieve Williams of all duties and immediately terminate this Agreement, provided that Verdisys shall pay Williams at the then applicable base salary rate to the termination date included in original termination notice.

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D. In the event that Williams is in breach of any material obligation owed
Verdisys in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of Verdisys, or is convicted of any criminal act or engages in any act of moral turpitude, then Verdisys may terminate this Agreement for cause upon five (5) days notice to Williams. In event of termination of the agreement pursuant to this subsection, Williams shall be paid only at the then applicable base salary rate up to and including the date of termination. Williams shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

D. In the event that Verdisys is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Verdisys agrees to use its best efforts to ensure that the transferee or surviving entity is bound by the provisions of this Agreement.

F. In the event that the Company is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets and Dan Williams employment under this agreement is terminated without cause at the date of sale or any time thereafter, all unvested options shall be immediately vested upon the date of such termination.

G. This Agreement and Dan Williams employment may be terminated by Verdisys at its sole discretion, without cause, provided that in such case, Dan Williams shall be paid 100% of Dan Williams' then applicable annual base salary. At the election of the Company, such base salary may be paid along with payroll disbursements for one year after the date of such discretionary termination.

6. NOTICES.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Verdisys:                                      If to Dan Williams:

Verdisys, Inc.                                       Dan Williams
25025 I-45 North, Suite 530                          12000 Sawmill Rd., #1108
The Woodlands, TX 77380                              The Woodlands, TX 77380

7. FINAL AGREEMENT.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

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9. HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. NO ASSIGNMENT.

Neither this Agreement nor any or interest in this Agreement may be assigned by Williams without the prior express written approval of Verdisys, which may be withheld by Verdisys at Verdisys' absolute discretion.

11. SEVERABILITY.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. ARBITRATION.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Texas, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VERDISYS, INC.                           WILLIAMS

___________________________              _____________________________
By:  Ron Robinson, Chairman              Daniel Williams